Exhibit 99.3

UNAUDITED COMBINED COMPANY PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

On August 14, 2007, DG FastChannel announced the completion of its merger with Point.360’s ADS business. As consideration for the transaction, DG FastChannel issued 2 million shares of common stock with a fair value of $34.0 million plus cash, financed from cash on hand and through borrowings under its existing credit facility of $8.1 million, plus $5.4 million representing the historical cost of our long-term investment in Point.360, for a total purchase price of $47.5 million.

Our unaudited pro forma condensed consolidated balance sheet gives effect to the merger with Point.360’s ADS business as if the transaction had occurred on June 30, 2007. Our unaudited pro forma condensed consolidated statement of income gives effect to the merger with Point.360’s ADS business as if the transaction had occurred on January 1, 2007 and is presented for the six months ended June 30, 2007. It does not purport to represent what the financial results of operations actually would have been if the merger had occurred as of such date, or what such results will be for any future periods.

The Combined Company unaudited pro forma condensed consolidated financial statements are derived from the unaudited historical interim financial statements of DG FastChannel and Point.360’s ADS business and the assumptions and adjustments described in the accompanying notes. The pro forma adjustments are based on preliminary estimates and assumptions that DG FastChannel believes are reasonable under the circumstances. The preliminary allocation of the estimated purchase price to the assets and liabilities reflects the assumption that assets and liabilities are carried at historical amounts which approximate fair market values except for certain purchased intangible assets which have been included at their estimated fair values, with an assumed useful life of 10 years. The actual allocation of the purchase price and useful lives of purchased intangibles may differ from those reflected in the Combined Company unaudited pro forma condensed consolidated financial statements after a more extensive review of the fair value of the assets and liabilities is completed. The Combined Company unaudited pro forma financial information should be read in conjunction with the historical financial statements and the accompanying notes thereto of DG FastChannel and Point.360’s ADS business appearing elsewhere in this Current Report on Form 8-K/A, or incorporated by reference to our annual report on Form 10-K/A and our registration statement on Form S-4/A filed on July 11, 2007. The Combined Company unaudited pro forma condensed consolidated financial statements do not reflect any cost savings, restructuring charges or other economic efficiencies nor debt refinancing which may result from the merger.

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED BALANCE SHEET

JUNE 30, 2007

	Historical DG FastChannel	Historical Point.360	Subtotal	Pro Forma Adjustments		Pro Forma Combined
Cash	$8,255	$—	$8,255	$(1,100	)(1)	$7,155
Accounts receivable, net	19,290	3,660	22,950	—		22,950
Deferred income taxes	2,129	244	2,373	—		2,373
Prepaid expenses and other	1,937	190	2,127	—		2,127
Assets held for sale from discontinued operations	42	—	42	—		42
Total current assets	31,653	4,094	35,747	(1,100)		34,647

Property and equipment, net	15,759	1,048	16,807	—		16,807
Long-term investments	24,637	20,745	45,382	(30,048	)(1),(4)	15,334
Goodwill	85,269	23,696	108,965	10,408	(2)	119,373
Deferred income taxes	—	249	249	—		249
Intangibles, net	46,300	—	46,300	16,000	(2)	62,300
Other noncurrent assets	914	209	1,123	—		1,123
Noncurrent assets held for sale from discontinued operations	1,755	—	1,755	—		1,755
Total assets	$206,287	$50,041	$256,328	$(4,740)		$251,588

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$9,713	$1,787	$11,500	$—		$11,500
Deferred revenue	2,831	—	2,831	—		2,831
Current portion of long-term debt	450	132	582	(132	)(2)	450
Obligations of discontinued operations	105	105	—	105
Total current liabilities	13,099	1,919	15,018	(132)		14,886
Long-term debt, net	32,700	407	33,107	6,593	(1),(2)	39,700
Other long-term liabilities	922	—	922	—		922
Deferred income taxes, net	3,464	—	3,464	4,822	(1),(2)	8,286
Total liabilities	50,185	2,326	52,511	11,283		63,794

Stockholders’ Equity:
Capital stock	334,440	26,578	361,018	7,481	(1),(3)	368,499
Accumulated deficit	(185,819)	21,137	(164,682)	(21,137	)(3)	(185,819)
Treasury stock, at cost	(853)	—	(853)	—		(853)
Other comprehensive income	8,334	—	8,334	(2,367	)(1)	5,967
Total stockholders’ equity	156,102	47,715	203,817	(16,023)		187,794
Total liabilities and shareholders’ equity	$206,287	$50,041	$256,328	$(4,740)		$251,588

Pro Forma Adjustments

(1)                                 Records the purchase price for Point.360 as follows:

New debt incurred	$7,000
Cash paid for direct costs of the acquisition	1,100
Historical cost of our long-term investment in Point.360	5,355
Fair value of stock issued	34,059
Total purchase price	$47,514

(2)                                 Eliminates historical goodwill and allocates the purchase price as follows:

Net tangible net assets	$3,810
Purchased intangibles	16,000
Deferred taxes	(6,400)
Goodwill	34,104
Total purchase price	$47,514

(3)                                 Eliminates historical Point.360 equity in consolidation.

(4)                                 Eliminates historical Point.360 investment in New 360

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENT OF INCOME

FOR THE SIX MONTHS ENDED JUNE 30, 2007

	Historical			Pro Forma		Pro Forma
	DG FastChannel	Point.360	Subtotal	Adjustments		Combined
Revenues	$41,583	$9,650	$51,233			$51,233
Costs and expenses:
Cost of revenues	17,617	5,741	23,358			23,358
Selling, general and administrative	9,980	2,345	12,325			12,325
Depreciation and amortization	5,013	419	5,432	$800	(1)	6,232
Total costs and expenses	32,610	8,505	41,115	800		41,915
Income (loss) from operations	8,973	1,145	10,118	(800)		9,318
Interest expense (income) and other	(483)	20	(463)	263	(2)	(200)
Income (loss) before taxes from continuing operations	9,456	1,125	10,581	(1,063)		9,518
Provision (benefit) for income taxes	3,780	444	4,224	(425	)(3)	3,799
Net income (loss) from continuing operations	$5,676	$681	$6,357	$(638)		$5,719

Basic net income per common share from continuing operations	$0.36	$0.06				$0.32
Diluted net income per common share from continuing operations	$0.35	$0.06				$0.31
Basic weighted average common shares outstanding	15,855		15,855	2,000	(4)	17,855
Diluted weighted average common shares outstanding	16,251		16,251	2,000	(4)	18,251

Pro Forma Adjustments

(1)                                 Records additional amortization expense related to purchased intangibles based on an assumed 10 year life. The actual useful life may be different after a more extensive review of the intangible is completed.

(2)                                 Reflects additional interest expense from debt issued.

(3)                                 Applies an estimated federal and state combined tax rate of 40% to the additional pro forma expenses.

(4)                                 Reflects additional shares issued in acquisition of Point.360.